



<ARTICLE> 5
<LEGEND>
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE
DECEMBER 31,1998 BALANCE SHEET AND THE STATEMENT OF INCOME AND DEFICIT FOR THE
YEAR ENDED DECEMBER 31, 1998 INCLUDED IN THE COMPANY'S DECEMBER 31, 1998 10-K
AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH 10-K.
</LEGEND>
<MULTIPLIER> 1,000

<PERIOD-TYPE>                   YEAR
<FISCAL-YEAR-END>                          DEC-31-1998
<PERIOD-START>                             JAN-01-1998
<PERIOD-END>                               DEC-31-1998
<CASH>                                          10,613
<SECURITIES>                                         0
<RECEIVABLES>                                   14,030
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                24,925
<PP&E>                                         554,499<F1>
<DEPRECIATION>                                 266,022
<TOTAL-ASSETS>                                 318,584<F2>
<CURRENT-LIABILITIES>                           22,533
<BONDS>                                         40,000<F3>
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                       189,108
<OTHER-SE>                                      45,838<F4>
<TOTAL-LIABILITY-AND-EQUITY>                   318,584<F5>
<SALES>                                         61,615
<TOTAL-REVENUES>                                64,391<F6>
<CGS>                                                0
<TOTAL-COSTS>                                   69,476<F7>
<OTHER-EXPENSES>                                     0
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                 437
<INCOME-PRETAX>                                (5,522)
<INCOME-TAX>                                   (1,409)
<INCOME-CONTINUING>                            (4,113)
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                   (4,113)
<EPS-PRIMARY>                                   (0.67)
<EPS-DILUTED>                                   (0.67)

<F1>The Company accounts for gas and oil properties in accordance with Canadian guidelines on full cost accounting.
<F2>Deferred income taxes of $5,182 have been included in total assets.
<F3>Unsecured revolving credit facility with a syndicate of banks, in the amount of
U.S. $100 million, fully revolving for 364 day periods with extensions at the option of the lenders upon notice from the Company. If not extended, the facility converts to term loans repayable over a period not exceeding four years. Advances under the facility bear interest at Canadian prime or U.S. base rate, or at Bankers' Acceptance rates or LIBOR plus applicable margins.
<F4>Preferred shares of a subsidiary of $63,403, and retained earnings (deficit) of
$(17,565), have been combined in calculating other stockholders' equity.
<F5>Abandonment cost accrual of $7,421 and deferred income taxes of $13,684 have been included in total liabilities and stockholders' equity.
<F6>Includes a successful $1,600 claim for recovery of past years' excess transportation charges.
<F7>Production costs of $16,355, general and administrative expenses of $4,796 and depletion and amortization of $48,325, have been combined in calculating total costs.

